EXHIBIY 4.17

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 TELESCAN, INC.

                                       AND

                              OP/COM PARTNERS, LTD.

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is entered into as of June 14, 1996 by and among TELESCAN, INC., a Delaware corporation (the "PURCHASER"), OP/COM PARTNERS, LTD., a Texas limited partnership (the "SELLER"), and RAYMOND S. WICKER, JR., an individual residing in Harris County, Texas and the sole general partner of the Seller (the "GENERAL PARTNER").

                                    RECITALS

        WHEREAS, the partners of the Seller listed on EXHIBIT A (the "PARTNERS") are the owners of 100% of the outstanding partnership interests in the Seller,

        WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the technology assets of the Seller upon the terms and conditions set forth herein, and

        WHEREAS, the Purchaser, the Seller and the General Partner are making certain representations, warranties, covenants and indemnities herein as an inducement to the others to enter into this Agreement.

        NOW, THEREFORE, in order to consummate this Agreement and in consideration of the respective representations, warranties, covenants and indemnities contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                TRANSFER OF STOCK

        1.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, the Seller will convey, transfer and deliver to the Purchaser at the Closing all of the assets listed on EXHIBIT B, free and clear of all Encumbrances except those to be canceled or released pursuant to disbursements at Closing (the "ASSETS").

        (a) The Purchaser does not assume and is not responsible for any claims against or Liabilities, commitments, contracts, agreements or obligations whatsoever of the Seller or any of the Partners, and, without limiting the Seller's or the General Partner's indemnification obligations under ARTICLE IV, the Seller and the General Partner will at all times indemnify and hold the Purchaser harmless from and against any claim therefor or Liability arising therefrom.

                                        1

        1.2 CONSIDERATION FOR ASSETS. At the Closing, subject to the terms and conditions of this Agreement, as full consideration for the Assets, the Purchaser will pay to the Seller the Purchase Price (the "PURCHASE PRICE") as follows:

        (a) the sum of $8,000 in cash or cash equivalents as full payment for the accrued royalties owed to the Seller by the Purchaser pursuant to that certain Technology License Agreement dated as of August 15, 1989 (the "CASH PURCHASE PRICE"); and

        (b) 38,000 shares of restricted common stock, par value $0.01 per share, of the Purchaser (the "STOCK"), in consideration for the Assets listed on EXHIBIT B, other than those identified in SECTION 1.2(A).

        1.3   CLOSING DELIVERIES.

        (a)   The Seller will deliver to the Purchaser at the Closing:

              (i) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment, in form and substance satisfactory to the Purchaser, as shall be effective to vest in the Purchaser good and marketable title to the Assets, free and clear of all Encumbrances except those to be canceled or released pursuant to disbursements at Closing;

              (ii) a Secretary's Certificate from the Seller certifying that the transfer of the Assets to the Purchaser, and the other obligations of the Seller contemplated by this Agreement, have been authorized by the Seller;

              (iii) all consents, approvals and waivers from third parties and Governmental Authorities required to be obtained to consummate the transaction contemplated by this Agreement;

              (iv) an Investor Letter in the form of EXHIBIT C;

              (v) such other documents as may be required by this Agreement or reasonably requested by the Purchaser in connection with the transaction contemplated hereby; and

              (vi) the Registration Rights Agreement in the form of EXHIBIT D (the "REGISTRATION RIGHTS AGREEMENT").

                                        2

        (b)   The Purchaser will deliver to the Seller at the Closing:

              (i) the Cash Purchase Price, by wire transfer or cash equivalents;

              (ii) a certificate representing the Stock;

              (iii) such other documents as may be required by this Agreement or reasonably requested by the Seller in connection with the transaction contemplated hereby; and

              (iv) the Registration Rights Agreement.

        1.4 FURTHER ASSURANCES. From time to time after the Closing, at the Purchaser's request but without further consideration, the Seller and the General Partner, as appropriate, will execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to more effectively vest title to the Assets in the Purchaser.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                       THE SELLER AND THE GENERAL PARTNER

        The Seller and the General Partner, jointly and severally, represent and warrant to the Purchaser as follows:

        2.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now owned or leased, operated and conducted.

        2.2 OWNERSHIP OF THE SELLER. The Partners own all the outstanding partnership interests in the Company. No person other than the Partners has any record or beneficial ownership interest whatsoever in the Seller. The Partners' ownership interests in the Seller are free and clear of all Encumbrances.

        2.3 OWNERSHIP OF CERTAIN ASSETS. None of the Partners nor any employee of or consultant to the Seller owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible (including, but not limited to, any patent, trademark, service mark, trade name, brand name, copyright, pending application for any patent, trademark, service mark, or copyright, invention, process, know-how, formula, design or trade secret), which is associated with the Assets.

                                        3

        2.4 AUTHORITY. The Seller and the General Partner have full power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized and approved by the Seller and the Partners, and no other proceedings on the part of the Seller or any of the Partners are necessary to authorize this Agreement or the consummation of the execution and delivery of this Agreement by the Seller and the consummation of the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and the General Partner, and this Agreement constitutes the legal, valid and binding agreement of the Seller and the General Partner enforceable jointly and severally against the Seller and the General Partner in accordance with its terms.

        2.5 CONSENTS AND APPROVALS. No filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation of the transaction contemplated by this Agreement.

        2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Other than as disclosed on
SCHEDULE 2.6, all of which liabilities will be fully satisfied and discharged immediately after the Closing with proceeds of the transaction contemplated hereby, the Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise). There is no basis for any assertion against the Seller of any liabilities of any nature or in any amount other than those incurred in the ordinary course of business and all of which shall be fully satisfied and discharged at or prior to the Closing.

        2.7 TITLE TO PROPERTIES AND RELATED MATTERS. The Seller has good and marketable title to all of the Assets. None of the Assets is subject to any Encumbrance, except for liens for taxes, assessments or governmental charges or levies which are not delinquent.

        2.8 LITIGATION. (i) There are no legal, administrative, arbitration, investigatory or other proceedings, and no other controversies, pending or threatened, against the Seller or any Partner (with respect to the Seller), or as to which the Seller or any Partner (with respect to the Seller) is or might become a party, or challenging the validity or propriety of the transaction contemplated by this Agreement, (ii) there is no basis or ground for any suit, action, claim, investigation, inquiry or legal, administrative, arbitration, investigatory or other proceeding against the Seller or any Partner (with respect to the Seller), and (iii) there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body, or mediation or arbitration tribunal against or affecting the transaction contemplated by this Agreement, the Seller, any of the Partners or any of the partnership interests in, properties, assets or liabilities of the Seller.

                                        4

        2.9 PATENTS, TRADEMARKS AND SIMILAR RIGHTS. The Seller has described in
SCHEDULE 2.9 all patents, trademarks, trade names, service marks, copyrights, and licenses of the Seller, whether or not registered in the name of the Seller, or for which applications for registration are pending, under appeal, denied or contemplated, in which the Seller has any right, title or interest. The conduct by the Seller of its business does not infringe upon or violate the patents, trademarks, trade names, service marks, trade secrets, copyrights, licenses or rights of any other person, firm or corporation, and neither the Seller nor any Partner has received any notice of any claim of any such infringement or violation. The Seller has no knowledge of any facts which would be detrimental to the renewal of the registration of any of such patents, trademarks, trade names, service marks, copyrights or licenses.

        2.10 NO MISLEADING STATEMENTS. Neither this Agreement nor any exhibit, schedule, list or other document referred to herein and delivered by the Seller or the General Partner pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All information previously provided, or to be provided, to the Purchaser and all exhibits and schedules contemplated hereby are, or shall be, as applicable, true, accurate and complete in all material respects.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Seller and the General Partner as follows:


        3.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2 AUTHORITY. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the consummation of the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the valid and binding agreement of the Purchaser.

        3.3 NO MISLEADING STATEMENTS. The representations and warranties of the Purchaser made in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

                                        5

        3.4 DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES. The Purchaser is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Article III.


                                   ARTICLE IV
                                 INDEMNIFICATION

        4.1 INDEMNIFICATION BY THE SELLER AND THE GENERAL PARTNER. The Seller and the General Partner unconditionally, absolutely and irrevocably agree to and shall, jointly and severally, defend, indemnify and hold harmless the Purchaser and each of the Purchaser's subsidiaries, stockholders, affiliates, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (the Purchaser and such persons are collectively referred to as the "PURCHASER'S INDEMNIFIED PERSONS") from and against and shall reimburse the Purchaser's Indemnified Persons for, each and every Loss, including without limitation those Losses arising out of the strict liability or the negligence of any party, including the Purchaser's Indemnified Persons, whether such negligence be sole, joint or concurrent, active or passive, paid, imposed on or incurred by the Purchaser's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of: (i) any inaccuracy in any representation or warranty, without regard to knowledge limitations, of the Seller or the General Partner under this Agreement or the Schedules hereto, or any agreement, certificate or other document delivered or to be delivered by the Seller or the General Partner pursuant hereto or thereto in any respect, whether or not the Purchaser's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller under this Agreement or any agreement, certificate or document delivered pursuant hereto; (ii) any Liabilities to the extent such Liability relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or existed on or prior to the date hereof, even if not required to be disclosed on a balance sheet in accordance with GAAP; or
(iii) the business conducted by the Seller or the occupancy, condition, management, operation or use of the Assets on or prior to the Closing Date. With respect to matters involving Proceedings brought or asserted by third parties, within ten (10) days after notification from the Purchaser's Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser's Indemnified Persons to indemnity hereunder, the Seller or the General Partner, at no cost or expense to the Purchaser's Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser's Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, with respect to those claims that may be satisfied by payment of a liquidated sum of money, the Seller or the General Partner shall promptly pay the amount so claimed to the extent supported by reasonable documentation. If litigation or any other Proceeding is commenced or threatened the provisions of SECTION 4.3 shall control.

                                        6

        4.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Seller and each of its Partners, counsel, agents, successors, assigns, heirs and legal representatives (the Seller and such persons are collectively referred to as the "SELLER'S INDEMNIFIED PERSONS") from and against, and shall reimburse the Seller's Indemnified Persons for any loss or claim made by third parties arising from use of the Assets by the Purchaser after the date hereof, each and every Loss paid, imposed on or incurred by the Seller's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any inaccuracy in any representation or warranty of the Purchaser under this Agreement or any agreement, certificate or other document delivered or to be delivered by the Purchaser pursuant hereto in any respect, whether or not the Seller's Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement or any agreement, certificate or document delivered pursuant hereto, and any loss or claim arising from or related to use of the Assets by the Purchaser from the date of this Agreement forward.

        4.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "INDEMNIFIED PERSON") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "INDEMNIFYING PERSON"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. In addition, actual or threatened action by a Governmental Authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying Person, within ten days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying

                                        7

Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding. As a condition to asserting any rights under this Article, each of the Purchaser's Indemnified Persons must appoint the Purchaser, and each of the Seller's Indemnified Persons hereby appoint Raymond S. Wicker, Jr., as its sole agent for all matters relating to any claim under this Article.

        4.4 PAYMENT; INTEREST. The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any Losses or other payments required to be paid by an Indemnifying Party under this Article which are not paid within five business days of receipt by the Indemnifying Party of the Indemnified Party's demand therefor shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand, interest at the rate of 10% per annum, not to exceed the maximum nonusurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

        4.5 INCONSISTENT PROVISIONS. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

        4.6 LIMITATION ON INDEMNIFICATION. The provisions of SECTIONS 4.1 and
4.2 shall terminate and expire four years after the Closing Date.

                                    ARTICLE V
                                  MISCELLANEOUS

        5.1 CERTAIN DEFINITIONS. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them below:

        (a) "CLOSING" means the closing and consummation of the transaction contemplated by this Agreement, which closing is intended to be and shall be deemed to be simultaneous with the delivery of this Agreement and the documents required hereby to be delivered at Closing.

        (b) "CLOSING DATE" means the date of this Agreement.

        (c) "DAMAGES" includes damages, losses (including, but not limited to, any diminution in value), shortages, Liabilities, payments, obligations, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) of any kind or nature whatsoever.

                                        8

        (d) "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, adverse claim or restriction of any kind.

        (e) "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

        (f) "LIABILITY" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

        (g) "PROCEEDINGS" means any actions, suits, claims, investigations, reviews or other proceedings pending or threatened against the Seller or involving any of its properties or assets of a material nature, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, Governmental Authority, or other instrumentality or Person or any board of arbitration or similar entity.

        (h) "LOSS" means any loss, damage, Damages, injury, harm, detriment, decline in value, lost opportunity, Liability, exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage, award, fine, penalty, Tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the Requirements of Environmental Law, expenses of Remediation and any other remedial, removal, beneficiating, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses. In calculating the dollar amount of any Loss, no allowance shall be made for any tax benefit that may be received in connection therewith and no allowance shall be made for any insurance proceeds or other amounts that may be recovered in connection therewith.

        (i) "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in the financial condition, assets, Liabilities (absolute, accrued, contingent or otherwise), reserves, business, prospects or results of operations of the indicated Person.

        (j) "PERSON" means any individual, entity or Governmental Authority.

                                        9

        5.2 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements of fact contained in any memorandum, certificate, instrument, schedule, or other document delivered by or on behalf of the Seller or any of the Partners, on the one hand, or the Purchaser, on the other hand, for the information of, or reliance by, the other party to this Agreement pursuant hereto, shall be deemed to be representations and warranties by the party delivering same. All representations, warranties and covenants, including covenants of indemnification, made by the parties and contained in this Agreement shall survive the Closing and all inspections, examinations, or audits on behalf of the parties.

        5.3 AMENDMENT AND MODIFICATION. Except as provided otherwise in this Agreement, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

        5.4 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Purchaser on the one hand, or the Seller or the General Partner, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Seller or the Purchaser, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 5.4.

        5.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the other party at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

        (a)   if to the Seller or the General Partner, to:

              OP/COM Partners, Ltd.
              1400 Post Oak Boulevard, Suite 300
              Houston, Texas  77056
              Attention:  Mr. Raymond S. Wicker, Jr.
              Telecopy No.: (713) 622-9108

                                       10

        (b)   if to the Purchaser, to:

              Telescan, Inc.
              5959 Corporate Drive, Suite 2000
              Houston, Texas  77036
              Attention: Mr. Roger C. Wadsworth, Senior Vice President Telecopy No.: (713) 588-9797

              with a copy to:

              Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
              3400 Texas Commerce Tower
              Houston, Texas 77002
              Attention:  Mr. David F. Taylor
              Telecopy No.: (713) 223-3717

        5.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that the Purchaser may, without the prior written consent of the Seller or any of the Partners, assign its rights, interests and obligations hereunder to a corporation all the outstanding stock of which is owned by the Purchaser, but the Purchaser shall not be relieved from liability hereunder. This Agreement is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder.

        5.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        5.8 GENDER; "INCLUDING" IS NOT LIMITING; DESCRIPTIVE HEADINGS. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and VICE VERSA. Wherever the term "INCLUDING" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        5.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                                       11

        5.10 JURISDICTION AND VENUE. Any process against the Purchaser, the Seller or any of the Partners in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement may be served personally or by certified mail at the address set forth in SECTION 5.5 with the same effect as though served on it or him personally. The Purchaser, the Seller and the Partners hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement to the jurisdiction and venue of the United States District Court for the Southern District of Texas and the jurisdiction and venue of any court of the State of Texas located in Harris County and waive any and all objections to jurisdiction and review or venue that it or he may have under the laws of Texas or the United States.

        5.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        5.12 REFERENCES; INCORPORATION BY REFERENCE. All section, article, schedule and exhibit references made herein refer to sections and articles of this Agreement unless otherwise specified. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.

        5.13 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

        5.14 ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents, instruments and schedules referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        5.15 WAIVER. A provision of this Agreement may be waived only by a written instrument executed by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be construed to be a waiver of any other condition or of any other breach of the same or any other term, covenant, representation or warranty.

                                       12

        5.16 DISCLOSURE. The parties hereto shall not, prior to the Closing, make any public disclosure of the terms of the transaction contemplated hereby or in connection herewith without the written consent of the other party, other than as required to obtain the necessary approvals for the transaction contemplated hereby, to those professionals and advisors who have a need to know, and as otherwise required by applicable law.

        5.17 EXPENSES. Except as otherwise provided in this Agreement, the Purchaser shall pay all expenses incurred by the Purchaser in connection with entering into and carrying out its obligations pursuant to this Agreement, including all of its attorneys' fees, and the Seller shall pay all expenses incurred by the Seller and the General Partner in connection with entering into and carrying out their obligations pursuant to this Agreement, including all their attorneys' fees.

        5.18 ATTORNEYS' FEES. In the event any party hereto institutes a lawsuit against any other party hereto for a claim arising out of or to specifically enforce this Agreement, the losing party shall pay the reasonable attorneys' fees incurred by the prevailing party in connection with such lawsuit.

                                       13

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                 TELESCAN, INC.


                                 By: /s/ ROGER C. WADSWORTH
                                         Roger C. Wadsworth
                                         Senior Vice President



                                 OP/COM PARTNERS, LTD.,
                                 by its General Partner

                                 /s/ RAYMOND S. WICKER JR.
                                     Raymond S. Wicker, Jr.

                                 General Partner:

                                 /s/ RAYMOND S. WICKER JR.
                                     Raymond S. Wicker, Jr.


EXHIBITS AND SCHEDULES:

Exhibit A     List of Partners
Exhibit B     Schedule of Assets
Exhibit C     Investor Letter
Exhibit D     Registration Rights Agreement
Schedule 2.6  Liabilities
Schedule 2.9  Intellectual Property

                                       14

                                    EXHIBIT A
                           LIST OF PARTNERS OF SELLER

Betty Sue Gullberg
L.D. Blackwell
Alan B. Gaylor
MG&R Limited Partnership
G. Robert Friedman
Raymond S. Wicker, Jr.

                                    EXHIBIT B
                               SCHEDULE OF ASSETS

        All Patent Rights, licensed Patent Rights, Confidential Information, contract rights and, to the extent not included therein, all general and specific knowledge, experience and information and rights with respect thereto, including without limitation, all know-how, trade discoveries, methods, plans, specifications, characteristics, raw material(s) and any other technical information or rights, patentable or unpatentable, discovered, developed or acquired by OP/COM Partners, Ltd., a Texas limited partnership (the "Partnership"), with respect to the development of the Technology during the Development Phase (the "Partnership Technology"), including, without limitation, the Partnership's rights with respect to the Ancillary Products, and subject to such rights of other person or entities as may exist with respect to the Partnership Technology or any of its components.

     For purposes of the EXHIBIT A:

     (1) "ANCILLIARY PRODUCTS" shall mean any products utilizing any patent rights, licenses of patent rights or Confidential Information included within the scope or as a part of the Technology.

     (2) "CONFIDENTIAL INFORMATION" shall mean all unpatented know-how, trade secrets, technical data, processes, formulae, designs, inventions, discoveries, methods, plans, specifications, characterizations, raw material data, statistical theory and data, hardware design data, market action studies, processing techniques, system sub-routines, and any technical information, patentable or unpatentable, of the Partnership, except such information which is
(a) known other than as a result of disclosure by the Partnership or any of the Partners, (b) disclosed in published literature (other than by publication by Partnership or any of the Partners, or by its employees or any consultant or independent contractor retained by any of them) or in issued patents, (c) generally known to the industry without breach of that certain Research and Development Agreement dated as of August 15, 1989 (the "R & D Agreement") between Raymond S. Wicker, Jr. and D.B. Technology, Inc., a Texas corporation or any other agreement between such parties, (d) lawfully obtained by such party from a third party without binder of secrecy, or (e) licensed or transferred to other parties in areas outside the scope of the Technology but subject to a restriction on disclosure.

     (3) "DEVELOPMENT PHASE" shall mean, with respect to the Technology, the period beginning August 15, 1989 and ending upon the completion of development of the Technology pursuant to Section 3 of the R & D Agreement.

     (4) "PATENT RIGHTS" shall mean all United States patents, patent application, and all non-United States national patents and regional patents (such as those applied for under the European Patent Convention or granted under the Eurpean Community Patent Convention) and applications therefor, of any kind (including divisions, continuations, in whole or in part, reissues, renewals, and extensions of any of the foregoing and pending applications therefor).

     (5) "TECHNOLOGY" shall mean the hardware and software necessary to develop:

          (a) a storage and retrieval sequence for handling stock options and commodity data;

          (b) an interface for said commodity and options data to either a proprietary developed portfolio package or to an existing acceptable portfolio program;

          (c) a portfolio routine to be used in conjunction with various Telebase activities, including stock portfolios for the current range of Telebase customers and a special routine for a proposed Telebase stock market game; and

          (d) a comprehensive options analysis package that will allow the user to identify the best option and to allow the user to search out and identify profitable option opportunities across the entire stock option market.

                                    EXHIBIT C
                                 INVESTOR LETTER

                                                                   June 14, 1996

Telescan, Inc.
5959 Corporate Drive, Suite 2000
Houston, Texas  77036

Gentlemen:

        Pursuant to the Asset Purchase Agreement (the "Agreement") dated June 14, 1996, by and between Telescan, Inc., a Delaware corporation ("Telescan"), and OP/COM Partners, Ltd., a Texas limited partnership ("OP/COM"), the undersigned has agreed to acquire, as part of the Purchase Price (as such term is defined in the Agreement), 38,000 shares of Telescan common stock, $0.01 par value per share (the "Stock"). In connection with the acquisition of the Stock, OP/COM represents to Telescan, its representatives and agents that the Stock will be acquired by OP/COM for its own account and that OP/COM does not currently have any present intention of selling or otherwise disposing of all or any portion of the Stock. The Stock will be acquired and held by OP/COM for investment purposes only, and not with a view to or for resale in connection with any distribution thereof.

        OP/COM certifies that it has, and at the time of such acquisition will have, such knowledge and experience in financial and business matters as to be capable of understanding the nature of the investment to be made by it and evaluating the financial risk thereof. OP/COM acknowledges that prior to the date hereof, it has received copies of Telescan's most recent filings with the Securities and Exchange Commission (the "SEC") which consist of (i) Telescan's Form 10-K filed for the fiscal year ended December 31, 1995, (ii) Telescan's Form 10-Q for the fiscal quarter ended March 31, 1996, and (iii) Telescan's Proxy Statement dated on or about May 1, 1996 for its 1996 annual shareholders' meeting. In addition, OP/COM acknowledges that it was afforded access to all of the books, records and premises of Telescan, and that it examined the same or caused the same to be examined by its representatives to the extent it deemed necessary or appropriate.

        OP/COM acknowledges that, in connection with its consideration of whether to engage in the transactions contemplated by the Agreement, Telescan provided to OP/COM certain non-public confidential information (the "Information"), and agrees OP/COM should not use such Information in violation of federal or state securities or other laws.

        OP/COM was advised prior to the date hereof of the promulgation of Rule 144 by the SEC under the Securities Act of 1933 which currently permits only limited resales of securities purchased in private placements subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the issuer, the resale occurring not less than two (2) years after a party has purchased and paid for the security to be sold, the sale being through a broker in a "broker's transaction," and the number of shares being sold during any period not exceeding specified limitations. OP/COM acknowledges and understands that although Rule 144 is not the exclusive means provided for the sale of the Stock, the Staff of the SEC has expressed its opinion that persons proposing to sell securities received

Telescan, Inc.
June 14, 1996
Page 2

in a private placement other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available. OP/COM understands that it may be required to bear the financial risk of investment in the Stock for an indefinite period of time.

        OP/COM agrees that Telescan may prohibit the transfer of the Stock out of its name unless any request for transfer is accompanied by an opinion of counsel acceptable in form and substance to counsel for Telescan to the effect that the proposed transfer results in no violation of the Securities Act of 1933, as amended, or any other applicable securities laws. OP/COM acknowledges that the following legend may be placed upon each certificate:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR CONVEYED WITHOUT REGISTRATION OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO TELESCAN TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

        OP/COM acknowledges that you are relying upon the representations contained herein and that the shares of Stock are subject to restrictions on transferability and resale and must be held until they are subsequently registered under the Securities Act of 1933 and any other applicable securities laws or an exemption from such registration is available. OP/COM understands that only Telescan can take action to register the Stock and that, except as set forth in that certain Registration Rights Agreement between Telescan, Inc. and OP/COM Partners, Ltd. dated as of the date hereof, Telescan is under no obligation to register the Stock under such Act or any other securities laws or any agreement between Telescan and OP/COM.

                                            OP/COM PARTNERS, LTD.

                                            By:    Its General Partner


                                            /s/ RAYMOND S. WICKER, JR.
                                                Raymond S. Wicker, Jr.

                                    EXHIBIT D
                          REGISTRATION RIGHTS AGREEMENT

                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made June 14, 1996 by and between TELESCAN, INC., a Delaware corporation (the "Company") and OP/COM PARTNERS, LTD., a Texas limited partnership ("OP/COM").

        WHEREAS, on the date hereof, OP/COM acquired 38,000 shares of restricted common stock, par value $0.01 per share (the "Shares"), of the Company.

        WHEREAS, the Company desires to grant OP/COM certain registration rights in respect of the Shares, as set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

        1.     CERTAIN DEFINITIONS.

        As used in this Agreement, the following terms shall have the meanings set forth below:

               "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               "HOLDER" shall mean any distributee of the Shares. All of such distributees shall be collectively referred to as the "Holders".

               "HOLDERS' REPRESENTATIVE" shall mean Raymond S. Wicker, Jr., an individual residing in Harris County, Texas.

               "REGISTRABLE SECURITIES" shall mean the Shares.

               The terms "REGISTER," "REGISTERED", and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering by the Commission of the effectiveness of such registration statement.

               "REGISTRATION EXPENSES" shall mean all expenses, other than Selling Expenses (as defined below), incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration, qualification and filing fees, exchange listing fees, printing expenses, escrow fees, fees and disbursements of counsel of the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

               "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered on behalf of OP/COM and/or any Holder and, except as set forth above, all fees and disbursements of counsel for OP/COM, any Holder or the Holders' Representative.

               "UNDERWRITTEN PUBLIC OFFERING" shall mean a public offering in which the Common Stock is offered and sold on a firm commitment basis through one or more underwriters, all pursuant to an underwriting agreement between the Company and such underwriters.

        2.     REGISTRATION RIGHTS.

        2.1    COMPANY REGISTRATION.

               (a) NOTICE OF REGISTRATION. Subject to the terms hereof, if at any time or from time to time the Company shall determine to register any of its securities (except for registration statements relating to employee benefit plans or exchange offers), either for its own account or the account of a securityholder, the Company will:

               (i) promptly give to OP/COM and Holders' Representative written notice thereof; and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in the underwriting involved therein, such Registrable Securities as OP/COM or any Holder (through the Holders' Representative) may unconditionally request in a writing delivered to the Company within 10 days after OP/COM's or the Holders' Representative's receipt of Company's written notice delivered pursuant to Section 2.1(a)(i) above. If no such notice is received by the Company in the time period set forth above, the Company shall have no registration obligations with respect to the Shares for such registration or underwriting.

        OP/COM and/or any Holder may participate in one such registration pursuant to this Agreement, regardless of whether all of the Registerable Securities held by OP/COM and/or any such Holder are to be or have been distributed pursuant to a registration; PROVIDED, HOWEVER, that neither OP/COM nor any Holder shall have any rights hereunder if the applicable holding period has elapsed under Rule 144 with respect to its or his Shares, as the case may be.

               (b) UNDERWRITING. If any registration statement is an Underwritten Public Offering, the right of OP/COM and/or any Holder to registration pursuant to this Section 2.1 shall be conditioned upon OP/COM's and/or any such Holder's participation in such reasonable underwriting arrangements as the Company shall make regarding the offering, and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein. OP/COM, any Holder and all other securityholders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting ) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provisions of this Section 2.1, if the managing underwriter concludes in its reasonable judgment that the number of shares to be registered for selling securityholders (including OP/COM and/or any Holder) would materially adversely effect such offering, the number of Shares to be registered, together with the number of shares of Common Stock or other securities held by other securityholders proposed to be registered in such offering, shall be reduced on a pro rata basis based on the number of Shares proposed to be sold by OP/COM and/or any Holders as compared to the number of shares proposed to be sold by all securityholders. If OP/COM or any Holder disapproves of the terms of any such underwriting, OP/COM or any such disapproving Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered not less than ten days before the effective date of such registration. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 120 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

               (c) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 2.1 prior to the effectiveness of such registration whether or not OP/COM and/or any Holder has elected to include securities in such registration.

        2.2 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with all registrations pursuant to Section 2.1 shall be borne by the Company. Unless otherwise stated herein, all Selling Expenses relating to securities registered on behalf of OP/COM and/or any Holder under Sections 2.1 shall be borne by OP/COM and/or the Holders.

        2.3 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep OP/COM and/or the Holders' Representative, as the case may be, advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof.
At its expense, the Company will:

               (a) prepare and file with the Commission a registration statement with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective until the distribution described in such registration statement has been completed;

               (b) furnish to each underwriter such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such underwriter may reasonably request in order to facilitate the public sale of the Shares by such underwriter, and promptly furnish to each underwriter, OP/COM and/or the Holders' Representative, as applicable, notice of any stop-order or similar notice issued by the Commission or any state agency charged with the regulation of securities, and notice of any NASDAQ National Market or securities exchange listing.

               (c) cause the Shares to be listed on each Securities Exchange on which the Common Stock is approved for listing.

        2.4    CERTAIN INFORMATION.

               (a) OP/COM and each of the Holders agrees, with respect to any of its or his Registrable Securities included in any registration, to furnish to the Company such information regarding OP/COM and/or such Holder, its or his Registrable Securities and the distribution proposed by OP/COM and/or such Holder, as applicable, as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in Section 2.1.

               (b) The failure of OP/COM and/or any Holder to furnish the information requested pursuant to Section 2.5(a) shall not affect the obligation of the Company to the other selling securityholders who furnish such information unless, in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs or may impair the legality of the Registration Statement or the underlying offering.

        3.     MISCELLANEOUS.

        3.1 APPOINTMENT OF HOLDERS' REPRESENTATIVE. Raymond W. Wicker, Jr., an individual residing in Harris County, Texas, is hereby appointed by OP/COM and the Holders to act for purposes of this Agreement as the Holders' Representative hereunder. Raymond W. Wicker, Jr. hereby accepts such appointment and agrees to act as the Holders' Representative hereunder and in accordance and compliance herewith.

        3.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Texas.

        3.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. This Agreement, or any provision hereof, may be amended, waived, discharged or terminated upon the written consent of the Company and OP/COM.

        3.4 ASSIGNMENT. This Agreement and all of OP/COM's rights hereunder may be assigned by OP/COM solely to its partners, or any of them, by pro rata distribution of partnership assets; PROVIDED, that all such partners to which this Agreement and the rights of OP/COM hereunder is assigned shall accept such assignment and agree to be bound by the terms hereof in writing delivered to the Company.

        3.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger including Federal Express or similar courier service, addressed (a) if to OP/COM or the Holders' Representative, to 1400 Post Oak Boulevard, Suite 300, Houston, Texas 77056, or (b) if to the Company, to 5959 Corporate Drive, Suite 2000, Houston, Texas 77036, or at such other address as the Company shall have furnished in writing to OP/COM. Each such notice or other communication shall for all purposes of this Agreement be treated as effective upon receipt.

        3.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

        3.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        3.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        3.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective upon the date first set forth above.

                                 TELESCAN, INC.



                                 By: /s/ ROGER C. WADSWORTH
                                         Roger C. Wadsworth
                                         Senior Vice President



                                 OP/COM PARTNERS, LTD.

                                 By:    Its General Partner


                                     /s/ RAYMOND S. WICKER, JR.
                                         Raymond S. Wicker, Jr.


                                 HOLDERS' REPRESENTATIVE

                                     /s/ RAYMOND S. WICKER, JR.
                                         Raymond S. Wicker, Jr.

                                  BILL OF SALE

     THAT OP/COM Partners, Ltd., a Texas limited partnership ("SELLER"), for and in considera tion of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by Telescan, Inc., a Delaware corporation ("PURCHASER"), the receipt of which is hereby acknowledged, has BARGAINED, SOLD, TRANSFERRED, DELIVERED and ASSIGNED, and by these presents does BARGAIN, SELL, TRANSFER, DELIVER and ASSIGN, unto Purchaser any and all rights, title and interest in, to those assets set forth on EXHIBIT A hereto (the "ASSETS"), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances of any nature except those to be canceled or released pursuant to disbursements on the date hereof.

     TO HAVE AND TO HOLD unto the Purchaser and its successors and assigns forever the Assets, together with, all and singular, the rights and appurtenances thereto in any way belonging to the Seller.

     This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to conflicts of law principles.

     EXECUTED as of this 14th day of June, 1996.

                                       SELLER:

                                       OP/COM PARTNERS, LTD.


                                       By: /s/RAYMOND S. WICKER, JR.
                                              Raymond S. Wicker, Jr.
                                              its General Partner


                                       PURCHASER:

                                       TELESCAN,INC.


                                       By: /s/ROGER C. WADSWORTH
                                              Roger C. Wadsworth
                                              Senior Vice President

                                  SCHEDULE 2.6
                                   LIABILITIES

None.

                                  SCHEDULE 2.9
                              INTELLECTUAL PROPERTY

None.